UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 10, 2007
PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-7573 (Commission File Number)	73-0618660 (IRS Employer Identification No.)

1401 Enclave Parkway, Suite 600 Houston, Texas 77077 (Address of principal executive offices)	77077 (Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On July 10, 2007, the Board of Directors of the Company appointed David Mannon to serve as President of the Company. Mr. Mannon will continue to serve as the Company’s Chief Operating Officer. Mr. Robert L. Parker, Jr., who had been serving as the Company’s Chairman, President and Chief Executive Officer, will continue to serve as Chairman and Chief Executive Officer.
     Mr. Mannon, age 49, joined the Company in December 2004 as Senior Vice President and Chief Operating Officer. From 1988 through 2003, Mr. Mannon held various positions, including president and chief executive officer of Triton Engineering Services Company, a subsidiary of Noble Drilling. From 1980 through 1988, Mr. Mannon served SEDCO-FOREX, formerly SEDCO, as a drilling engineer.
     Mr. Mannon and the Company have previously entered into an employment agreement, the form of which was filed as Exhibit 10(l) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The term of the Agreement is two years from December 2004 and automatically renews for two years at the end of the initial two-year term and each two-year extension thereafter. In connection with Mr. Mannon’s appointment to the office of President, the Board of Directors, upon recommendation of the Compensation Committee, has approved an increase in Mr. Mannon’s annual salary to $450,000.
     In addition, the Compensation Committee of the Board of Directors has granted to Mr. Mannon 100,000 restricted shares (the “Shares”) of the Company’s common stock, par value $0.16 2/3 per share, pursuant to the terms of the Company’s 2005 Long-Term Incentive Plan (the “Plan”). The Shares will vest in five equal annual installments beginning on the first anniversary of the award. The form of Restricted Stock Agreement that will govern the terms of the Shares was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 27, 2006.
     Mr. Mannon and the Company have previously entered into an Indemnification Agreement, the form of which was filed as Exhibit 10(k) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Indemnification Agreement provides indemnity to the officer against liabilities incurred in the performance of his duties to the extent allowed by Delaware law and the Company’s By-laws.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: July 16, 2007	By:	/s/ W. Kirk Brassfield
W. Kirk Brassfield
Senior Vice President and Chief Financial Officer